EXHIBIT 4.5

                           AMENDED SUPPORT AGREEMENT

This Amended Support Agreement (this "Agreement"), dated for reference May 10, 1997, is by and among Apple Orthodontix Inc., a Delaware corporation ("AOI"), 718842 Alberta Inc., an Alberta corporation ("Apple") and Texas Commerce Bank National Association, a national banking association having an office in the City of Houston, Texas (the "Trustee").

                                  WITNESSETH:

      WHEREAS AOI is the sole holder of Apple's issued and outstanding Class A Common Shares (the "Apple Common Stock");

      AND WHEREAS certain shares of Class A Common Stock of AOI, having voting rights of one vote per share (the "AOI Common Stock") are in the process of being listed on the American Exchange;

      AND WHEREAS pursuant to a consulting agreement with Dr. Duncan Y. Brown Apple issued certain Class A Non-Voting, Exchangeable Shares of Apple (the "Class A Exchangeable Shares") which are exchangeable for AOI Common Stock.

      AND WHEREAS pursuant to an acquisition agreement, Apple acquired certain assets and issued in consideration therefore certain Class B Non-Voting Exchangeable Shares of Apple (the "Class B Exchangeable Shares") which are exchangeable for AOI Common Stock;

      AND WHEREAS Apple reorganized its capital by filing articles of amendment dated effective May 10, 1997 and such articles of amendment set forth the rights, privileges, restrictions and conditions (collectively the "Exchangeable Share Provisions") attaching to the Class A and Class B Exchangeable Shares (collectively, the "Exchangeable Shares");

      AND WHEREAS the Trustee holds the voting, rights with respect to certain AOI Common Stock for the benefit of the holders of the Exchangeable Shares;

      AND WHEREAS the parties hereto desire to establish a procedure whereby AOI will take certain actions and make certain payments and deliveries necessary to ensure that Apple will be able to make certain payments and to deliver or cause to be delivered shares of AOI Common Stock in satisfaction of the obligations of Apple under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Price and Retraction Price, all in accordance with the Exchangeable Share Provisions;

      NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

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                                  ARTICLE 1
                       DEFINITIONS AND INTERPRETATION

1.1 DEFINED TERMS. Each term denoted herein by initial capital letters and not otherwise defined herein has the meaning ascribed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.3 NUMBER, GENDER, ETC. Words imparting the singular number only include the plural and vice versa. Words imparting the use of any gender include all genders.

1.4 DATE FOR ANY ACTION. IF any date on which any action is required to be taken under this Agreement is not a Business Day, such action is required to be taken on the next succeeding Business Day. For the purposes of this Agreement, a "Business Day" means a day other than a Saturday, a Sunday or a statutory holiday in the City of Calgary, Alberta or the City of Houston, Texas.

                                  ARTICLE 2
                         COVENANTS OF AOI AND APPLE

2.1 COVENANTS OF PARENT REGARDING EXCHANGEABLE SHARES. So long as any Exchangeable Shares are outstanding, AOI will:

      (a) not declare or pay any dividend on AOI Common Stock unless (i) Apple has sufficient assets, funds or other property available to enable the due declaration and the due and punctual payment in accordance with applicable law, of an equivalent dividend on the Class B Exchangeable Shares and (ii) Apple simultaneously declares or pays, as the case may be, an equivalent dividend on the Class B Exchangeable Shares;

      (b) cause Apple to declare simultaneously with the declaration of any dividend on AOI Common Stock an equivalent dividend on the Class B Exchangeable Shares and, when such dividend is paid on AOI Common Stock, cause Apple to pay simultaneously therewith such equivalent dividend on the Class B Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

      (c) advise Apple sufficiently in advance of the declaration by AOI of any dividend on AOI Common Stock and take all such other actions as are necessary, in cooperation

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with Apple, to ensure that the respective declaration date, record date and payment date for a dividend on the Class B Exchangeable Shares will be the same as the record date, declaration date and payment date for the corresponding dividend on AOI Common Stock and such dividend on the Class B Exchangeable Shares will correspond with any requirement of the stock exchange on which the Exchangeable Shares are listed;

      (d) ensure that the record date for any dividend declared on AOI Common Stock is not less than 1O Business Days after the declaration date for such dividend;

      (e) take all such actions and do all such things as are necessary or desirable to enable and permit Apple, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Price with respect to each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Apple, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Apple to cause to be delivered shares of AOI Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article 6 of the Exchangeable Share Provisions;

      (f) take all such actions and do all such things as are necessary or desirable to enable and permit Apple, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price, including without limitation of such actions and all such things as are necessary or desirable to enable and permit Apple to cause to be delivered shares of AOI Common Stock to the holders of Exchangeable Shares upon the retraction of the Exchangeable Share;

      (g) not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of Apple nor take any action or omit to take any action that is designed to or may result in the liquidation, dissolution or winding-up of Apple; and

      (h) not Transfer to any person in the business of providing management services to orthodontic practices in Canada any interest in any of the Apple Common Stock it owns and will take all such actions and do all such things as are necessary or desirable to cause Apple not to issue any securities, or grant or commit to grant any rights with respect to any securities, other than its Exchangeable Shares, to any such person other than AOI, and any attempt to do so will be void and, because the parties hereto acknowledge the inadequacies of money damages in such circumstances, will be subject to one or both of specific performance and injunctive relief at the instance of any of the parties hereto.

For purposes of this Agreement, Transfer includes to issue, sell, assign, surrender, gift, bequest, lease, license, pledge, mortgage, charge, create a security interest, hypothecate or otherwise dispose of, exchange, encumber or deal with any Apple Common Stock or any interest, whether legal or beneficial, in any Apple Common Stock whether voluntarily, involuntarily, directly or indirectly, conditionally, contingently or otherwise, by operation of law or otherwise or to enter

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into any agreement, arrangement or undertaking or any action which results or may result in the foregoing.

2.2 SEGREGATION OF FUNDS. AOI will cause Apple to deposit sufficient funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable Apple to pay or otherwise satisfy the applicable dividends, Liquidation Price or Retraction Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and will use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Price or the Retraction Price, as applicable.

2.3 RESERVATION OF SHARES OF AOI COMMON STOCK. AOI hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of AOI Common Stock (or other shares or securities into which AOI Common Stock may be reclassified or changed as contemplated by section 2.7 hereof) (a) as is equal to the sum of
(i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Apple to meet its obligations hereunder, under the Voting and Exchange Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to which AOI may now or hereafter be required to issue shares of AOI Common Stock.

2.4 NOTIFICATION OF CERTAIN EVENTS. In order to assist AOI to comply with its obligations hereunder, Apple will give AOI notice of each of the following events at the time set forth below:

      (a) in the event of any determination by the Board of Directors of Apple to institute voluntary liquidation, dissolution or winding up proceedings with respect to Apple or to effect any other distribution of the assets to Apple among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

      (b)   immediately, upon the earlier of (i) receipt by Apple of notice, and
            (ii) Apple otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of Apple or to effect any other distribution of the assets of Apple among its shareholders for the purpose of winding up its affairs;

      (c) immediately, upon receipt by Apple of a Retraction Request (as defined in the Exchangeable Share Provisions); and

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      (d)   as soon as practicable upon the issuance by Apple of any
            Exchangeable Shares or rights to acquire Exchangeable Shares.

2.5 DELIVERY OF SHARES OF AOI COMMON STOCK. In furtherance of its obligations under sections 2. 1 (e) and 2. 1 (f) hereof, upon notice of any event which requires Apple to cause to be delivered shares of AOI Common Stock to any holder of Exchangeable Shares, AOI will forthwith issue and deliver the requisite shares of AOI Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as Apple directs. All such shares of AOI Common Stock will be duly issued as fully paid and non-assessable and will be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

2.6 QUALIFICATION OF SHARES OF AOI COMMON STOCK. AOI covenants that if any shares of AOI Common Stock (or other shares or securities into which AOI Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be issued and delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right as defined in the Voting and Exchange Agreement require registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfilment of any other legal requirement (collectively, the "Applicable Laws") before such shares (or other shares or securities into which AOI Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof may be issued and delivered by AOI to the initial holder thereof, AOI will expeditiously take all such actions and do all such things as are necessary to cause such shares of AOI Common Stock (or other shares or securities into which AOI Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof to be and to remain duly registered, qualified or approved. In addition to the foregoing, AOI represents, warrants and covenants that it will take all action and do all things as are necessary under Applicable Laws as they exist on the particular date thereof to cause the shares of AOI Common Stock (or other shares or securities into which AOI Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be issued and delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right as defined in the Voting and Exchange Agreement to be eligible for resale in the United States and Canada by the initial holder thereof upon the expiration of the Restricted Period, as defined in any agreement pursuant to which Apple or any affiliate of Apple (being any natural person, sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture, estate trust, union or employee organization or government body that directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with Apple) has acquired property and issued shares in consideration therefore (an "Acquisition Agreement"); provided however that the transfer of such shares to a person related to the Holder is not restricted by this Section 2.6 (other than restrictions on transfer by reason of

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a holder being a "control person" of AOI for purposes of Canadian federal or provincial securities law or an "affiliate" of AOI for purposes of United States federal or state securities law). AOI will expeditiously take all such actions and do all such things as are necessary to cause all shares of AOI Common Stock (or other shares or securities into which AOI Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right as defined in the Voting and Exchange Agreement, to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time.

2.7 ECONOMIC EQUIVALENCE

(a)   In the event that AOI determines to:

      (i) issue or distribute shares of AOI Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of AOI Common Stock) to the holders of all or substantially all of the then outstanding AOI Common Stock by way of stock dividend or other distribution, other than an issue of shares of AOI Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of AOI Common Stock) to holders of shares of AOI Common Stock who exercise an option to receive dividends in AOI Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of AOI Common Stock) in lieu of receiving cash dividends; or

      (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of AOI Common Stock entitling them to subscribe for or to purchase shares of AOI Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of AOI Common Stock); or

      (iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of AOI Common Stock (A) shares or securities of AOI of any class other than AOI Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of AOI Common Stock), (B) rights, options or warrants other than those referred to in subsection 2.7(a)(ii) above, (C) evidences of indebtedness of AOI or (D) assets of AOI;

AOI will cause Apple to simultaneously issue or distribute the economic equivalent on an after tax basis, if any, on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Class B Exchangeable Shares.

      (b) In the event that AOI determines to:

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            (i)   subdivide, redivide or change the then outstanding shares of
                  AOI Common Stock into a greater number of shares of AOI Common Stock; or

            (ii) reduce, combine or consolidate or change the then outstanding shares of AOI Common Stock into a lesser number of shares of AOI Common Stock; or


            (iii) reclassify or otherwise change the shares of AOI Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of AOI Common Stock;

AOI will cause Apple to simultaneously make the same or an economically equivalent change with respect to the rights of holders of the Class B Exchangeable Shares.

      (c) AOI will ensure that the record date for any event referred to in section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 20 Business Days after the date on which such event is declared or announced by AOI (with simultaneous notice thereof to be given by AOI to Apple).

      (d) The Board of Directors of AOI will determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), economic equivalence for the purposes of any event referred to in sections 2.7(a) or 2.7(b) above. In making each such determination, the following factors will, without excluding other factors determined by the Board to be relevant, be considered by the Board of Directors of AOI:

            (i) in the case of any stock dividend or other distribution payable in shares of AOI Common Stock, the number of such shares issued in proportion to the number of shares of AOI Common Stock previously outstanding;

            (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of AOI Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of AOI Common Stock), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors of AOI in the manner above contemplated) of a share of AOI Common Stock;

            (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of AOI of any class other than AOI Common Stock, any rights options or warrants other than

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                  those referred to in subsection 2.7(d)(ii) above, any
                  evidences of indebtedness of AOI or any assets of AOI), the relationship between the fair market value (as determined by the Board of Directors of AOI in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of AOI Common Stock and the current market value (as determined by the Board of Directors of Apple in the manner above contemplated) of a share of AOI Common Stock;

            (iv) in the case of any subdivision, redivision or change of the then outstanding shares of AOI Common Stock into a greater number of shares of AOI Common Stock or the reduction, combination or consolidation or change of the then outstanding shares of AOI Common Stock into a lesser number of shares of AOI Common Stock or any amalgamation, merger, reorganization or other transaction affecting AOI Common Stock, the effect thereof upon the then outstanding shares of AOI Common Stock; and

            (v) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of shares of AOI Common Stock as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange will be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors of AOI, acting reasonably, the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof will be determined by the Board of Directors of AOI, in good faith and in its sole discretion.

2.8 TENDER OFFERS, ETC. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to AOI Common Stock (an "Offer") is proposed by AOI or is proposed to AOI or its shareholders and is recommended by the Board of Directors of AOI, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of AOI, AOI will use its best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of shares of AOI Common Stock, without discrimination.

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Without limiting the generality of the foregoing, AOI will use its best efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against Apple (or, if so required, to ensure that any such retraction will be effective only upon, and will be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

2.9 OWNERSHIP OF OUTSTANDING SHARES. Without the prior approval of Apple and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 8.2 of the Exchangeable Share Provisions, AOI covenants and agrees in favour of Apple that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than AOI or any of its Affiliates, AOI will be and remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of Apple and all outstanding securities of Apple carrying or otherwise entitled to voting rights in any circumstances, in each case other than the Exchangeable Shares.

2.10 PARENT NOT TO VOTE EXCHANGEABLE SHARES. AOI covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by AOI and its subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. AOI further covenants and agrees that it will not, and will cause its subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Business Corporations Act (Alberta) (or any successor or other corporate statute by which Apple may in the future be governed) with respect to any Exchangeable Shares held by it or by its subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11 DUE PERFORMANCE. On and after the effective date hereof, AOI will duly and timely perform all of its obligations provided for in this Agreement and all agreements related hereto, including without limitation any obligations that may arise upon the exercise of AOI's rights under the Exchangeable Share Provisions.

2.12 NO SPECIFIED FINANCIAL INSTITUTIONS. On and after the effective date hereof and until Apple no longer has any Class B Exchangeable Shares issued and outstanding, neither AOI nor any of its Affiliates will be a "specified financial institution" as that term is defined in the Income Tax Act (Canada).

                                  ARTICLE 3
                                   GENERAL

3.1 TERM. This Agreement will come into force and be effective as of the date hereof and

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will terminate and be of no further force and effect at such time as no
Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than AOI and any of its Affiliates.

3.2 CHANGES IN CAPITAL OF PARENT AND APPLE. Notwithstanding the provisions of section 3.4 hereof, at all times after the occurrence of any event effected pursuant to section 2.7 or 2.8 hereof, as a result of which either AOI Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement will forthwith be amended and modified as necessary in order that it will apply with full force and effect, MUTATIS MUTANDIS, to all new securities into which AOI Common Stock or the Exchangeable Shares or both are so changed and the parties hereto will execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby and this Agreement will be carried out as nearly as possible in accordance with its original terms and conditions.

3.4 AMENDMENTS, MODIFICATIONS, ETC. This Agreement may not be amended or modified except by an agreement in writing executed by Apple and AOI and approved by the holders of the Exchangeable Shares in accordance with Section
8.2 of the Exchangeable Share Provisions.

3.5 MINISTERIAL AMENDMENTS. Notwithstanding the provisions of section 3.4, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

      (a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

      (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Board of Directors of each of Apple and AOI, it may be expedient to make, provided that each such board of directors is of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

      (c) making such changes or corrections which, on the advice of counsel to Apple and AOI, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of Apple and AOI are of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

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3.6 MEETING TO CONSIDER AMENDMENTS. Apple, at the request of AOI, will call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 3.4 hereof. Any such meeting or meetings will be called and held in accordance with the by-laws of Apple, the Exchangeable Share Provisions and all applicable laws.

3.7 AMENDMENTS ONLY IN WRITING. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder will be effective unless made in writing and signed by both of the parties hereto.

3.8 ENUREMENT. This Agreement will be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

3.9 NOTICES TO PARTIES. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and will be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, or courier service, when actually received by the party to whom notice is sent (ii) if delivered by telecopier, on the date of sending provided such sending is evidenced by electronic verification or receipt and is and a hard copy is sent by regular mail, or (iii) if delivered by mail, upon receipt by the party addressed at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

            If to AOI:

                        Apple Orthondontix Inc.
                        100 West Loop South, Suite 100
                        Houston, Texas 77024
                        Fax No.:   (713) 964-6883
                        Attention:Steve Walton

            with a copy to:

                        Jackson & Walker, L.L.P.
                        1100 Louisiana, Suite 4200
                        Houston, Texas 77002
                        Fax No.:  (713) 752-4221
                        Attention:Richard S. Roth

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            If to Apple:

                        718842 Alberta Inc.
                        290, 10655 Southport Rd. S.W.
                        Calgary, Alberta, Canada
                        T2W 4YI
                        Fax No.:  (403) 271-1454
                        Attention:Dr. Duncan Y. Brown

            with a copy to:

                        Code Hunter Wittmann
                        1400, 700 2nd St. S.W.
                        Calgary, Alberta, Canada
                        T2P 4V5
                        Fax No.:  (403) 263-9193
                        Attention:Kevin W. Keyes

            If to the Trustee:

                        Texas Commerce Bank National Association
                        Global Trust Services
                        600 Travis Street, Suite 1150
                        Houston, Texas 77002
                        Fax No.:  (713) 216-5476
                        Attention:JoAnne K. Gulliver

3.10 COUNTERPARTS. This Agreement may be executed in counterparts each of which will be deemed an original, and all of which taken together will constitute one and the same instrument.

3.11 JURISDICTION. This Agreement shall be construed under, and governed by the laws of the State of Texas, excluding, however, (a) its choice of law rules and
(b) the portions of the Texas Trust Code Sec. 111.001, ET SEQ. of the Texas Property Code concerning fiduciary duties and liabilities of trustees. All of the Trustee's rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise.

3.12 ATTORNMENT. The parties hereto agree that the forum for resolution of any dispute arising under this Agreement shall be Harris County, Texas, and AOI and Apple hereby consent, and submit themselves to the jurisdiction of any state or federal court sitting in Harris County, Texas.

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3.13 TRUSTEE. Any rights in this Agreement which enure to the benefit of holders of Exchangeable Shares may be enforced on behalf of such holders by the Trustee.

3.14 FURTHER ASSURANCES. The parties hereto will promptly do all such acts and things and execute and deliver all such further agreements, instruments, deeds and documents, as may be required to carry out the transactions contemplated by this Agreement to give effect to the intent of said agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed, sealed and delivered as of the date first above written.

                                    718842 ALBERTA INC.


                                    By:__________________________


                                    APPLE ORTHONDONTIX, INC.



                                    By:__________________________


                                    TEXAS COMMERCE BANK
                                    NATIONAL ASSOCIATION, AS TRUSTEE


                                    By:                                (Seal)
                                    Name:
                                    Title:

                                    -13-